EXHIBIT 3.7

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEMPUR-PEDIC NORTH AMERICA, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Tempur-Pedic North America, LLC, a Delaware limited liability company (the “Company”), dated as of July 1, 2008, is made by Tempur-Pedic Management Inc., a Delaware corporation (the “Member”):

RECITALS

WHEREAS, the Company originally was formed as a corporation under the name Tempur-Pedic North America, Inc. under the laws of the State of Delaware, pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware;

WHEREAS, the Company filed the Certificate of Conversion and the Certificate of Formation with the Secretary of State of Delaware on the Effective Date;

NOW, THEREFORE, the Member, as sole member of the Company, hereby declares the following to be the Limited Liability Company Agreement of the Company as of the date hereof:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del C. §§ 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Certificate of Conversion” means the Certificate of Conversion filed with the Secretary of State of the State of Delaware on the Effective Date to convert Tempur-Pedic North America, Inc into a limited liability company pursuant to §266 of the Delaware General Corporation Law.

“Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on the Effective Date to form the Company pursuant to the Act, as amended, modified, supplemented, or restated from time to time.

“Effective Date” shall have the meaning set forth in Section 2.02.

“Interest” means the ownership interest in the Company at any time, including in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement Such ownership interest shall be uncertificated as of the date hereof but may be certificated in the future if the Member so elects.

“Managers” means Dale E. Williams, Richard Anderson, and James D. Miranda collectively acting in their capacity as Managers of the Company.

“Person” has the meaning set forth in the Act.

Section 1.02 Interpretation. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. All references herein to Articles, Sections, and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation.” As used herein, references to any agreement, contract or document shall include all amendments, supplements and modifications thereto.

ARTICLE II

THE COMPANY

Section 2.01 Name. The name of the Company shall be as set forth in the Preamble hereof. All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, tangible or intangible, owned by the Company shall be held in such name. Notwithstanding the preceding sentence, the Member may change the name of the Company or adopt such trade or fictitious names as it may determine.

Section 2.02 Term. The term of the Company commenced on the date of filing of the Certificate in the Office of the Secretary of State of the State of Delaware (the “Effective Date”). The term of the Company shall continue until terminated as provided in Article VII.

Section 2.03 Principal Place of Business. The principal place of business of the Company shall be located at 1713 Jaggie Fox Way, Lexington, Kentucky 40511. The Member may establish other offices at other locations.

Section 2.04 Agent for Service of Process. The registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Section 2.05 Purposes of the Company. The Company has been organized to engage in any lawful act or activity for which a Delaware limited liability company may be formed.

ARTICLE III

LIMITATION ON LIABILITY

Section 3.01 Limitation on Liability. The liability of the Member shall be limited to its Interest in the Company, and the Member shall not have any personal liability to contribute money to, or in respect of, the liabilities or the obligations of the Company, except as set forth in the Act.

ARTICLE IV

DISTRIBUTIONS; INCOME TAX TREATMENT

Section 4.01 Distributions. Except as otherwise provided in the Act, distributions may be made to the Member at such times and in such amounts as the Member shall determine.

Section 4.02 Income Tax Treatment. The Company shall be treated as a disregarded entity for federal, state and local income tax purposes.

ARTICLE V

BOOKS AND RECORDS

Section 5.01 Books and Records. The Member shall keep or cause to be kept complete and accurate books of account and records that shall reflect all transactions and other matters and include all documents and other materials with respect to the Company’s business that are usually entered into and maintained by Persons engaged in similar businesses. All Company financial statements shall be accurate in all material respects, shall fairly present the financial position of the Company and the results of its operations, and shall be prepared in accordance with generally accepted accounting principles, subject, in the case of quarterly statements, to year-end adjustments. The books of the Company shall at all times be maintained at the principal office of the Company or at such other location as the Member decides.

ARTICLE VI

MANAGEMENT OF THE COMPANY

Section 6.01 Business Management.

(a) The business and affairs of the Company shall be managed exclusively by the Managers. The Managers shall, acting in their sole discretion, direct, manage, and control the business of the Company to the best of their ability and shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which they shall deem to be necessary, appropriate, or convenient to accomplish the business and objectives of the Company.

(b) No Member (except one who may also be a Manager) shall participate in or have any control over the Company business, except as required by law or as provided by this Agreement.

Section 6.02 Certain Powers of the Managers.

(a) General. Without limitation of any other rights and powers granted to them, the Managers shall have the right on behalf of the Company, in their sole discretion and upon such terms and conditions as they shall deem proper, to:

(i) borrow money on the general credit of the Company for use in the Company business and to secure such borrowings with any assets of the Company;

(ii) purchase any and all real and personal property necessary or appropriate, as determined by the Managers in their discretion, in connection with carrying out the purposes of the Company, and finance and refinance such purchase, in whole or in part, by giving the seller or any other Person a security interest in the property so purchased;

(iii) make reasonable and necessary capital expenditures and improvements with respect to the real and personal property and other assets of the Company and take all action reasonably necessary in connection with the maintenance, operation and management thereof;

(iv) employ or otherwise retain such Persons (including without limitation such managers, engineers, accountants, lawyers, and other experts) as may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(v) enter into any contract or agreement between the Company and any Manager or any affiliate;

(vi) purchase liability and other insurance to protect the Company’s property and business;

(vii) hold and own any Company real or personal properties in the name of the Company;

(viii) invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(ix) execute on behalf of the Company all instruments and documents, including, without limitation, drafts, notes and other negotiable instruments, mortgages or deeds of trusts, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, Company agreements, and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company; and

(x) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

(b) Officers. The Managers may appoint, remove, and replace as the case may be, in their sole discretion, one or more individuals to act as officers of the Company (the “Officers”), and authorize such Officers to act in such capacity on behalf of the Managers and the Company. The Officers shall have such power and authority as are customarily delegated to persons holding equivalent tides in a Delaware corporation except as such duties shall be limited or expanded by action of the Managers. The following individuals are hereby appointed initial Officers of the Company:

Title	Name
President	Richard Anderson
President Medical Division	Paul Coulis
Vice President of Finance and Accounting	James D. Miranda
Treasurer and Secretary	William H. Poche
Vice President US Retail Sales	Todd Miller
Vice President Retail Sales Operations And National Accounts	Lewis Grounds
Vice President Retail Sales Northeast	Thomas A. Rehwinkel
Vice President Retail Sales Southwest	Ken Hampton
Vice President Retail Sales Southeast	David Wachendorfer
Vice President Marketing and Direct Sales	Dan Setlak
Vice President Medical Division Business Development	Rick Fontaine
Controller	Jennifer Ellinor

(c) Authority to Bind. Unless authorized to do so by this Agreement, no Member of the Company (acting in the capacity of a Member) shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose. Only the Managers and the Officers shall have the power and authority to bind the Company.

(d) Authorized Signatories. The Managers and the Officers shall be authorized to execute and deliver all checks, agreements, certificates, instruments or other documents requisite to carrying out the intentions and              of this Agreement and of the Company in the name and on behalf of the Company. Any Officer (other than the executing Officer) shall have the authority to attest to all such actions.

(e) Reliance. Every agreement, instrument, certificate or other document executed by a Manager or Officer on behalf of the Company shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that, at the time of delivery thereof: (i) the Company was in existence; (ii) this Agreement had not been terminated or cancelled or amended in any manner so as to restrict such authority; and (iii) the execution and delivery of such agreement, instrument, certificate or other document were duly authorized under this Agreement. Any Person dealing with the Company may rely conclusively on the power and authority of a Manager or Officer as set forth in this Agreement.

Section 6.03 Devotion of Time; Expense Reimbursement. The Managers shall devote to the affairs of the Company such time as they may deem necessary for the proper performance of their duties. The Managers shall be entitled to charge the Company and to be reimbursed by the Company for all third party out-of-pocket costs or expenses reasonably incurred by such Managers in connection with Company business.

Section 6.04 Liability, Indemnification. The Managers shall have no liability to the Company or to any Member for any loss suffered by the Company which arises out of any action or inaction of such Manager if such Manager, in good faith, determined that such course of conduct was in the best interest of the Company and such course of conduct did not constitute gross negligence or willful misconduct of such Manager. The Company shall indemnify a Manager (out of Company assets only) to the fullest extent permitted by Delaware law from any losses, expenses, judgments, liabilities and amounts paid in settlement of any claims sustained by them in connection with the Company, provided that the same were not the result of gross negligence or willful misconduct on the part of such Manager. Such indemnification shall survive the resignation, removal, or termination of any such Person as a Manager or Member of the Company or as such an affiliate regardless of any reason or basis therefor. As part of the right of indemnification under this Section 6.04, any expenses incurred in the defense, settlement, or disposition of any action, suit or other proceeding and any appeal therefrom shall be paid from time to time by the Company in advance of the final disposition thereof upon receipt of an undertaking by the indemnified Person to repay to the Company the amounts so paid if it is ultimately determined that the Company is not required to provide such an indemnity under this Section 6.04 or otherwise. Such advancement of expenses shall be made by the Company promptly following its receipt of a request therefor by the indemnified Person and of the foregoing undertaking.

ARTICLE VII

DISSOLUTION AND TERMINATION

Section 7.01 Dissolution. The Company shall be dissolved and its business wound up upon the decision made at any time by the Member to dissolve the Company, or upon the occurrence of any event of dissolution under the Act.

Section 7.02 Liquidation. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Member shall wind up the affairs of the Company pursuant to this Agreement and in accordance with the Act, including, without limitation, Section 18-804 thereof.

Section 7.03 Distribution of Property. If in the discretion of the Member it becomes necessary to make a distribution of Company property in kind in connection with the liquidation of the Company, such property shall be transferred and conveyed to the Member.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments. This Agreement may be modified or amended only by the Member in writing.

Section 8.02 Benefits of Agreement. This Agreement shall not confer any rights or remedies upon, and none of the provisions of this Agreement shall be enforceable by, any person or entity apart from the Member and its respective successors and permitted assigns.

Section 8.03 Integration. This Agreement constitutes the entire agreement pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements in connection therewith. No covenant, representation, or condition not expressed in this Agreement shall affect, or be effective to interpret, change, or restrict, the express provisions of this Agreement.

Section 8.04 Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

Section 8.05 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

Section 8.06 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

Section 8.07 Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to its conflict of law principles.

IN WITNESS WHEREOF, this Agreement has been duly executed by TEMPUR-PEDIC MANAGEMENT INC. effective as of the date first-above written.

TEMPUR-PEDIC MANAGEMENT INC.

By:	/s/ Dale E. Williams
Name: Dale E. Williams
Title: CFO

AMENDMENT TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEMPUR PEDIC NORTH AMERICA, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Amendment (this “Amendment”) to the Limited Liability Company Agreement, as amended (the “Agreement”), of Tempur-Pedic North America, LLC, a Delaware limited liability company (the “Company”), is entered into as of July 1, 2008, by Tempur-Pedic Management, Inc., a Delaware corporation as its sole member.

NOW, THEREFORE, pursuant to Section 8.01 of the Agreement, the Agreement is hereby amended by replacing the definition of “Manager” under Section 1.01 with the following:

“Managers” means Dale E. Williams and Richard Anderson, collectively acting in their capacity as Managers of the Company.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date first written above.

By:	TEMPUR-PEDIC MANAGEMENT INC.
/s/ Dale E. Williams
Dale E. Williams
Chief Financial Officer

FIRST AMENDMENT TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEMPUR-PEDIC NORTH AMERICA, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This First Amendment (this “Amendment”) to the Limited Liability Company Agreement, as amended (the “Agreement”), of Tempur-Pedic North America, LLC, a Delaware limited liability company (the “Company”), is entered into as of January         , 2011, by Tempur-Pedic Sales, Inc., a Delaware corporation as its sole member (the “Member”).

NOW, THEREFORE, pursuant to Section 8.01 of the Agreement, the Agreement is hereby amended by replacing the definition of “Manager” under Section 1.01 with the following:

“Managers” means Rick Anderson, and any other person that the Member appoints in writing as a Manager, each individually acting in his or her capacity as a Manager of the Company.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this First Amendment as of the date first written above.

	By:	TEMPUR-PEDIC SALES, INC.
as sole Member

Dated: January 31, 2011		/s/ William H. Poche
William H. Poche
Treasurer and Secretary